                                                                        EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
January 29, 2007		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ROBIN W. CAMPBELL
Manager-Advertising and Marketing
Services
(276) 627-2245
e-mail:rcampbell@stanleyfurniture.com

STANLEY FURNITURE COMPANY ANNOUNCES
SALES AND EARNINGS FOR 2006

STANLEYTOWN, VA, January 29, 2007/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for 2006. Sales and earnings were within management’s previous guidance range provided in mid-October 2006.

Sales and earnings for 2006 were below the record levels achieved in 2005. Net sales of $307.5 million declined 7.8% and earnings per share decreased 20.3% to $1.41 compared to $1.77 in 2005. Fourth quarter sales of $70.6 million decreased 13.3% from the fourth quarter of 2005. Earnings per share declined 13.0% to $.40 from $.46 in the fourth quarter of 2005.

The Company recorded income of $4.4 million, net of legal expenses and tariff adjustments, in the fourth quarter of 2006 from the receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) in connection with the case involving wooden bedroom furniture imported from China. The CDSOA provides for the distribution of monies collected by U.S. Customs and Border Protection from antidumping cases to qualified domestic producers, in cases where domestic producers continue to invest in their technology, equipment, and people. Subsidies recorded in 2005 were insignificant. Excluding income from CDSOA (net of income taxes), earnings per share decreased 33.9% to $1.17 in 2006 compared to $1.77 in 2005, and 69.6% to $.14 per share in the fourth quarter of 2006 compared to $.46 in the year ago quarter. See attached tables for a reconciliation of reported to adjusted net income and earnings per share for the fourth quarter and total year 2006 compared to 2005.

Operating income for 2006 was $22.7 million, or 7.4% of net sales, compared to $37.4 million, or 11.2% of net sales, for the prior year. Lower margins resulted from lower sales, decreased production levels and higher raw material, compensation, bad debt and energy costs. These factors were partially offset by lower performance based compensation expense due to lower earnings. As a result of improving processes and reducing lead times, production levels decreased more sharply than the sales decline and accentuated the margin decline due to the under absorption of factory overhead costs.

Cash flow from operations was near a record level in 2006, despite the lower sales and earnings. This strong cash flow from operations along with cash on hand was used to repurchase 1.4 million shares of the Company’s common stock for $33.6 million, pay cash dividends of $3.7 million and repay $2.9 million of debt. Working capital, excluding cash and current maturities of long-term debt, decreased $12.9 million in 2006 primarily due to the significant reduction in inventories ($10.6 million). Approximately $32.6 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

The Company also announced today that it has entered into a definitive agreement to borrow $25 million in a private note placement. Funding is expected to occur on or before April 17, 2007. The note will bear interest at 6.73% per annum and be payable in seven equal annual principle payments starting in May 2011 with the final payment due in May 2017. Proceeds from the loan will be used for general corporate purposes including the Company’s stock repurchase program.

Business Outlook

“The industry-wide slowdown that began in late 2005 worsened during 2006 and does not appear to be over”, commented Jeffrey R. Scheffer, President and Chief Executive Officer. “While we are disappointed with lower sales and earnings, I am confident we are a stronger, more efficient company today than we were a year ago.”

“Near term we will continue to focus on controlling costs and inventories, and improving our product offerings. Longer term we remain focused on reducing costs, eliminating waste, and improving productivity, quality, and service through our continuous improvement efforts applying lean business principles,“ concluded Scheffer.

Management offers the following guidance. This guidance excludes any potential receipt of funds under the CDSOA involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China. Management now expects the earnings charge for the previously announced termination of the Company’s defined benefit pension plan to be towards the lower end of the range provided in July 2006 ($6 million to $8 million, pre-tax). The Company anticipates recording the earnings charge upon final termination of the pension plan in the second quarter of 2007.

Total year 2007 guidance:

•	Net sales are expected to be in the range of $300 million to $315 million, compared to $307.6 million in 2006.
•	Operating income is expected to be in the range of $18.5 million to $21.0 million (excluding a pre-tax charge to earnings of $6.0 million to $6.5 million for the pension plan termination).
•	The Company’s effective tax rate is expected to be in the range of 33.5% to 34.0% in 2007.
•	Earnings per share are expected to be in the range of $1.00 to $1.15 (excluding a charge to earnings of $.35 to $.38 for the pension plan termination) compared to $1.17 for 2006.

First quarter ending March 31, 2007 guidance:

•	Net sales are expected to be in the range of $70 million to $74 million, compared to record sales of $83.5 million in the first quarter of 2006.
•	Operating income is expected to be in the range of $2.6 million to $3.2 million.
•	Earnings per share are expected to be in the range of $.12 to $.16 compared to $.43 in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, January 30, 2007 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through February 5, 2007) is (877) 660-6853, the account reference number is 275 and the conference number is 226381.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, environmental compliance costs and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2006	2005	2006	2005

Net sales	$70,636	$81,446	$307,547	$333,646

Cost of sales	58,104	61,318	242,679	251,937

Gross profit	12,532	20,128	64,868	81,709

Selling, general and administrative expenses	9,692	10,871	42,139	44,267

Operating income	2,840	9,257	22,729	37,442

Income from Continued Dumping and Subsidy Offset Act	4,419		4,419
Other income, net	45	98	297	288
Interest income	51	109	383	358
Interest expense	523	521	2,093	2,183
Income before income taxes	6,832	8,943	25,735	35,905

Income taxes	2,376	3,101	8,954	12,674
Net income	$4,456	$5,842	$16,781	$23,231

Diluted earnings per share	$0.40	$0.46	$1.41	$1.77

Weighted average number of shares	11,235	12,806	11,924	13,154

Reconciliation of net income as reported to net income as adjusted:
Net Income as reported	$4,456	$5,842	$16,781	$23,231
Income from CDSOA, net of income taxes	2,882		2,882
Net income as adjusted	$1,574	$5,842	$13,899	$23,231

Reconciliation of earnings per share as reported to earnings per share as adjusted:
Diluted earnings per share as reported	$.40	$.46	$1.41	$1.77
Income from CDSOA, net of income taxes	.26		.24
Diluted earnings per share as adjusted	$.14	$.46	$1.17	$1.77

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	Dec 31,	Dec 31,
	2006	2005

Assets
Current assets:
Cash	$6,269	$12,556
Accounts receivable, net	32,260	36,957
Inventories	59,364	69,961
Prepaid expenses and other current assets	2,085	1,435
Deferred income taxes	3,928	2,462

Total current assets	103,906	123,371

Property, plant, and equipment, net	49,159	50,744
Goodwill	9,072	9,072
Other assets	541	7,301

Total assets	$162,678	$190,488

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$2,857
Accounts payable	17,789	16,405
Accrued expenses	11,224	12,909

Total current liabilities	31,870	32,171

Long-term debt	5,714	8,571
Deferred income taxes	7,422	10,164
Other long-term liabilities	8,025	6,833

Stockholders' equity	109,647	132,749

Total liabilities and stockholders' equity	$162,678	$190,488

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended
	Dec 31,	Dec 31,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$316,145	$333,233
Cash paid to suppliers and employees	(268,787)	(287,559)
Interest paid, net	(1,651)	(1,792)
Income taxes paid, net	(10,383)	(11,080)
Net cash provided by operating activities	35,324	32,802

Cash flows from investing activities:
Capital expenditures	(4,196)	(4,986)
Other, net		(33)
Net cash used by investing activities	(4,196)	(5,019)

Cash flows from financing activities:
Repayment of senior notes	(2,857)	(4,257)
Purchase and retirement of common stock	(33,576)	(22,993)
Dividends paid	(3,736)	(3,081)
Proceeds from insurance policy loans	1,241	1,110
Tax benefit from exercise of stock options	402
Proceeds from exercise of stock options	1,111	6,362
Net cash used by financing activities	(37,415)	(22,859)

Net increase (decrease) in cash	(6,287)	4,924
Cash at beginning of period	12,556	7,632

Cash at end of period	$6,269	$12,556

Reconciliation of net income to
net cash provided by operating activities:
Net income	$16,781	$23,231

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	5,837	5,670
Deferred income taxes	(1,331)	(609)
Stock-based compensation	327
Tax benefit from exercise of stock options	(402)
Loss on disposal of assets	23	2
Changes in working capital	15,025	4,166
Other assets	379	248
Other long-term liabilities	(1,315)	94
Net cash provided by operating activities	$35,324	$32,802